OPTION GRANT NOTICE
UNDER THE
PRA HEALTH SCIENCES, INC.
2020 STOCK INCENTIVE PLAN
(Time-Based Vesting Award for Employees)

PRA Health Sciences, Inc. (the “Company”), pursuant to the PRA Health Sciences, Inc. 2020 Stock Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the number of Options (each Option representing the right to purchase one Share) set forth below, at an Exercise Price per Share as set forth below. The Options are subject to all of the terms and conditions as set forth herein, in the Option Agreement (attached hereto or previously provided to the Participant in connection with a prior grant, including any specific terms and conditions set forth in any appendix thereto (the “Appendix,” and together with the agreement, the “Option Agreement”)), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[•]

Date of Grant:	[•]

Number of Options:	[•]

Exercise Price:	[•]

Option Expiration Date:	10 years from Date of Grant

Type of Option:	Nonqualified Stock Option

Vesting Schedule:	Provided the Participant has not undergone a Termination prior to the time of each applicable vesting date (or event), [•].
Notwithstanding the foregoing, in the event that the Participant undergoes a Termination as a result of the Participant’s death or Disability, the portion of the Options that would have become vested and exercisable on the next scheduled vesting date shall vest and become exercisable as of such Termination and all outstanding vested Options (including any portion that vests and becomes exercisable as of Termination hereunder) shall remain exercisable for a period of one (1) year after Termination (but in no event beyond the expiration of the Option Period).
Further, in the event of a Qualifying Termination, any unvested portion of the Options shall become fully vested and

2020 SIP EVP Options Form [5/2020]

exercisable on the date of such Termination and all outstanding vested Options (including any portion that vests and becomes exercisable as of Termination hereunder) shall remain exercisable for a period of one (1) year after Termination, but in no event beyond the expiration of the Option Period; provided, however, that for purposes of this Grant Notice and Option Agreement, (A) all references to “twelve (12) months following” in the definition of “Qualifying Termination” shall instead be references to “three (3) months prior to or eighteen (18) months following” and (B) prong (i) of the definition of “Change in Control” in the Plan shall be replaced with the text below. The provisions of this paragraph shall also apply to any Options previously granted to Participant.
Section (i) of the definition of “Change in Control” is revised to read as follows as it applies to this Award of Options and any Options previously granted to Participant:

(i)(A) the acquisition (other than by merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (x) the then outstanding Shares, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant) or (B) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (1) more than 50% of the total voting power of (x) the entity resulting from such Business Combination or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by holders of Company Common Stock that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Common Stock were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Common Stock among the holders thereof immediately prior to the Business Combination and (2) at least a majority of the members of the Board, or if the Company is not the surviving entity, the board of directors of the surviving entity or its parent, following the consummation of the Business Combination, were Incumbent Directors (as defined in Section 2(h)(ii) of the Plan) at

2020 SIP EVP Options Form [5/2020]

the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
Subsection (ii) of a Qualifying Termination shall not be given effect unless the Participant first notifies the Service Recipient in writing describing the circumstances giving rise to a Qualifying Termination within ninety (90) days of the first occurrence of such circumstances, and, thereafter, such circumstances are not corrected by the Service Recipient within thirty (30) days of the Participant’s written notice of such circumstances.

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2020 SIP EVP Options Form [5/2020]

BY ACCEPTING THIS AWARD, THE PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF OPTIONS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN.

PRA HEALTH SCIENCES, INC.

Colin Shannon
President and Chief Executive Officer

2020 SIP EVP Options Form [5/2020]

OPTION AGREEMENT
UNDER THE
PRA HEALTH SCIENCES, INC.
2020 STOCK INCENTIVE PLAN
Pursuant to the Option Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Option Agreement, including any specific terms and conditions set forth in any appendix hereto (the “Appendix,” together, this “Option Agreement”) and the PRA Health Sciences, Inc. 2020 Stock Incentive Plan (the “Plan”), PRA Health Sciences, Inc. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.
1.Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Options provided in the Grant Notice (with each Option representing the right to purchase one Share), at an Exercise Price per Share as provided in the Grant Notice. The Company may make one or more additional grants of Options to the Participant under this Option Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Option Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Options hereunder and makes no implied promise to grant additional Options.
2.Option Period and Vesting. Subject to the conditions contained herein and in the Plan, (a) the Option Period of an Option shall be the period from the Date of Grant through the Option Expiration Date, as set forth in the Grant Notice, and (b) the Option shall vest as provided in the Grant Notice.
3.Treatment of Options upon Termination.
(a)    Termination for Cause. Unless otherwise provided by the Committee in the Grant Notice or otherwise, in the event of the Participant’s Termination for Cause, all outstanding Options (whether vested or unvested) shall immediately terminate and expire.
(b)    Other Termination. Unless otherwise provided by the Committee in the Grant Notice or otherwise, in the event of the Participant’s Termination for any reason other than for Cause, all outstanding unvested Options shall immediately terminate and expire, and all outstanding vested Options shall remain exercisable for three (3) months after Termination (but in no event beyond the expiration of the Option Period).
(c)    Definition. For purpose of the Options, the Participant’s Termination will be deemed to occur as of the date the Participant is no longer actively providing services (regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant provides services or the terms of the Participant’s employment or service agreement, if any), and unless otherwise provided by the Committee in its sole discretion, (i) the Participant’s right to vest in the Options under the Plan (if any) will terminate, and (ii) the period (if any) during which the Participant may exercise the Options

2020 SIP EVP Options Form [5/2020]

after such Termination will commence, as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant provides services or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant has ceased active service for purposes of the Option grant (including whether the Participant may still be considered to be providing services while on a leave of absence).
4.Method of Exercising Options. The Options may be exercised by the delivery of notice of the number of Options that are being exercised accompanied by payment in full of the Exercise Price applicable to the Options so exercised, in such form and pursuant to such procedures as may be designated by the Company from time to time.
The Exercise Price shall be payable by one or more of the following methods: (i) in cash, check and/or cash equivalent, (ii) if permitted by the Committee, through the delivery (or attestation of ownership) of Shares valued at the Fair Market Value at the time the Options are exercised, provided that such Shares are not subject to any pledge or other security interest and have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)), (iii) by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell a portion of the Shares issued upon the exercise of the Options and to deliver promptly to the Company an amount equal to the Exercise Price, or (iv) if permitted by the Committee, by a “net exercise” procedure effected by withholding the minimum number of Shares otherwise issuable in respect of Options that are needed to pay the Exercise Price. Notwithstanding the foregoing, the Company may, in its sole discretion, (a) suspend or eliminate any of the above methods of exercise, or (b) require the exercise of Options only by any specific method.
5.Issuance of Shares. Following the exercise of Options hereunder, as promptly as practical after receipt of such notification and full payment of such Exercise Price and any required income or other tax withholding amount (as provided in Section 9 hereof), the Company shall issue or transfer, or cause such issue or transfer, to the Participant the number of Shares with respect to which the Options have been so exercised, and shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such Shares to be credited to the Participant’s account at the third-party plan administrator.
6.Non-Transferability. The Options are not transferable by the Participant other than (i) by will or the laws of descent and distribution or (ii) for U.S. Participants only, as specifically approved in writing by the Committee following written notice to the Committee, in accordance with Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but

2020 SIP EVP Options Form [5/2020]

immediately upon such assignment or transfer the Options shall terminate and become of no further effect.
Whenever the word “Participant” is used in any provision of this Option Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Options may be transferred, the word “Participant” shall be deemed to include such person or persons.
7.Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to any Share covered by the Options until the Participant shall have become the holder of record or the beneficial owner of such Shares, and no adjustment shall be made for dividends or distributions or other rights in respect of such Share for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.
8.Responsibility for Taxes. Regardless of any action the Company or the Service Recipient takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”), the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient, if any. The Participant further acknowledges and agrees that the Company and/or the Service Recipient (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Participant’s participation in the Plan, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Company and/or the Service Recipient may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax-withholding event, as applicable, the Participant agrees to pay or make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Participant authorizes and directs the Company and/or the Service Recipient, or their respective agents, including E*TRADE Securities LLC and its affiliates (“E*TRADE”) or any other Company-designated broker, to sell on the market (on the Participant’s behalf pursuant to this authorization without further consent) a number of the Shares subject to the Options that the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the withholding obligation for Tax-Related Items (a “Sell to Cover”). Any Sell to Cover arrangement shall be pursuant to terms specified by the Company from time to time. The Shares sold under any Sell to Cover arrangement will be sold on the day the obligation for Tax-Related Items arises or as soon thereafter as practicable and at the prevailing market price at the time the Shares are sold. The Participant acknowledges that neither the Company nor the designated broker is under any obligation to arrange for such sale at any particular price. The Participant will be responsible for all brokerage fees and other costs of the sale, and agrees to indemnify and hold the Company

2020 SIP EVP Options Form [5/2020]

harmless from any losses, costs, damages, or expenses related to any such sale. No fractional shares will be sold to cover Tax-Related Items.
To the extent that the sale of Shares contemplated above is prohibited by a legal, contractual or regulatory restriction (other than, in the case of this paragraph, by the Company’s Securities Trading Policy), would trigger short-swing profits liability under Section 16(b) of the Exchange Act, or is otherwise impossible (including where the withholding obligation for Tax-Related Items arises prior to the exercise of the Options), then in addition to, in lieu of or in combination with the above withholding method, the Participant authorizes the Company to satisfy any applicable withholding obligations for Tax-Related Items by one or a combination of the following:
(a)withholding such amount from any cash compensation or other cash amounts owing to the Participant;

(b)withholding Shares to be issued to the Participant upon exercise of the Options; or

(c)any other method of withholding determined by the Company and permitted by Applicable Law;

provided, however, that such form of withholding specified in subsection (b) above must be authorized by the Committee (as constituted to satisfy Rule 16b-3 under the Exchange Act) if the Participant is an officer of the Company within the meaning of Section 16 of the Exchange Act.
The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant shall be deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
The Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
9.Nature of Grant. In accepting the Options, the Participant acknowledges and agrees that:

2020 SIP EVP Options Form [5/2020]

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Options is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
(c)    all decisions with respect to future stock option or other grants, if any, will be at the sole discretion of the Company;
(d)    the grant of the Options and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, shall not confer upon the Participant any right to continue as an employee or service provider of the Service Recipient, and shall not interfere with the ability of the Service Recipient to terminate the Participant’s employment or service relationship (if any);
(e)    the Participant is voluntarily participating in the Plan;
(f)    the Options and any Shares subject to the Options, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)    the Options and any Shares subject to the Options, and the income from and value of same, are not part of the Participant’s normal or expected compensation for the purpose of, including but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the Shares underlying the Options is unknown, indeterminable, and cannot be predicted with certainty;
(i)    if the underlying Shares subject to the Options do not increase in value, the Options will have no value;
(j)    if the Participant exercises the Options and acquires Shares, the value of such Shares may increase or decrease, even below their Exercise Price;
(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from the Participant’s Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Participant provides services or the terms of the Participant’s employment or service agreement, if any); and
(l)    neither the Service Recipient, the Company nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Options or of any amounts due to the Participant pursuant to exercise of the Options or the subsequent sale of any Shares acquired under the Plan.

2020 SIP EVP Options Form [5/2020]

10.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.
The Participant understands that the Company and the Service Provider hold certain personal information about the Participant, specifically: the Participant’s name, home address and telephone number, email address, date of birth, sex, age, nationality, social insurance number, resident registration number or other identification number, job title, tax-related information, plan or benefit enrollment forms and elections, award or benefit statements, any Shares in the Company, details of all awards or any other entitlements to Shares awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

The Participant understands that Data may be transferred to E*TRADE (or any successor Plan broker) and any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the Affiliates of the Company. These third-party recipients may be located in the Participant’s country of residence (and country of employment, if different) or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that, if he or she resides outside the U.S., the Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources department.

The Participant authorizes the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired. The Participant understands that Data only will be held as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

The Participant understands that, if he or she resides outside the U.S., the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources department. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s service status and career will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant an Option or administer or maintain such Option. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources department.

11.Notice. Every notice or other communication relating to this Option Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered

2020 SIP EVP Options Form [5/2020]

to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally (through email or otherwise) or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
12.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Options, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant (or, in the event of the Participant’s death, his or her legal representatives, legates or distributees) to sign any additional agreements or understanding that may be necessary to accomplish the foregoing.
13.Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Option Agreement, the Plan or any other documents related to the grant of Options. If the Participant has received the Plan, the Option Agreement or any other rules, procedures, forms or documents related to the grant of Options translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
14.Insider Trading Restrictions / Market Abuse Laws. By accepting the Options, the Participant acknowledges that he or she is bound by all the terms and conditions of the Company’s Securities Trading Policy as may be in effect from time to time. The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country or the country in which the Shares are listed, he or she may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., the Options) or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the Applicable Laws). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.

2020 SIP EVP Options Form [5/2020]

15.Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Participant’s ability to acquire or hold the Options or Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Shares) in a brokerage/bank account outside the Participant’s country. The Applicable Laws of the Participant’s country may require that he or she report the Options, Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Participant’s country within a certain time period or according to certain procedures. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with Applicable Laws.
16.Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
17.Compliance with Law. Notwithstanding any other provision of the Plan or this Option Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Options prior to the completion of any registration or qualification of the Shares under applicable U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or s ale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and this Option Agreement without the Participant’s consent to the extent necessary to comply with Applicable Laws governing the issuance of Shares.
18.Appendix. Notwithstanding any provision in this Option Agreement, the Options shall be subject to any special terms and conditions set forth in the Appendix or Appendices attached hereto. Each Appendix constitutes part of this Option Agreement.
19.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of Shares underlying the Options. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
20.Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to accept this Option Agreement or otherwise participate in the Plan in the future through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

2020 SIP EVP Options Form [5/2020]

21.Severability. The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
22.Amendments and Modifications; Waiver. Except as otherwise set forth in Section 12 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Option Agreement shall be valid only if made in writing and signed by the parties hereto.
No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any other provision of this Option Agreement or any subsequent occurrences or transactions hereunder, unless such waiver specifically states that it is to be construed as applicable to other provisions of this Option Agreement or as a continuing waiver.
23.Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity [or the Company determines, in its sole discretion that the Participant has not complied with the restrictive covenants, if any, that are set forth in Appendix A, then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (a) cancel the Options, or (b) require that the Participant forfeit any gain realized on the exercise of the Options, and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Option Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Options shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time, and (ii) Applicable Laws.
24.Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Option Agreement, the Plan shall govern and control.
25.Governing Law. This Option Agreement shall be construed and interpreted in accordance with the laws of the U.S. State of Delaware, without regard to the principles of conflicts of law thereof. NOTWITHSTANDING ANYTHING CONTAINED IN THIS OPTION AGREEMENT, THE GRANT NOTICE OR THE PLAN TO THE CONTRARY, BY ACCEPTING THIS AWARD, THE PARTICIPANT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF AND VENUE IN THE COURTS OF DELAWARE, IF ANY SUIT OR CLAIM IS INSTITUTED BY THE PARTICIPANT OR THE COMPANY RELATING TO THIS OPTION AGREEMENT.

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2020 SIP EVP Options Form [5/2020]

APPENDIX A

RESTRICTIVE COVENANTS

Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan, the Grant Notice and/or the Option Agreement.

The Participant acknowledges and agrees that in light of the Participant’s access to proprietary and confidential information and Participant’s position of trust and confidence with the Company or its Affiliates, and as a condition of the grant of the Options, Participant shall be subject to the restrictive covenants set forth herein.
1.Non-Compete. During the Participant’s term of employment with the Company or any of its Affiliates (the “Employment Period”) and the Non-competition Period (as defined below), the Participant may not within (i) the country in which the Participant’s office with the Company or any of its Affiliates was located at the Participant’s Termination, or (ii) fifty (50) miles of the location of the Participant’s office with the Company or any of its Affiliates at the Participant’s Termination, be engaged or employed by a Competing Company (as defined below), whether as owner, manager, officer, director, employee, consultant or otherwise, to (a) provide products or services that are the same or substantially similar to the products and services provided by the Company or any of its Affiliates, or (b) perform duties and responsibilities that are the same or substantially related to the duties and responsibilities that the Participant performed for the Company or any of its Affiliates at any time during the twenty-four (24) months prior to the Participant’s Termination.
For the purposes of this Appendix A, the term “Non-competition Period” means the period of twelve (12) months after the Participant’s Termination for whatever reason. For the purposes of this Appendix A, the term “Competing Company” means any entity (and its respective affiliates and successors) that competes with the Company or any of its Affiliates in the provision of Customer Services (as defined below), including, without limitation, the following entities and their affiliates and successors to the extent that and for so long as those said entities, affiliates, and successors compete with the Company or any of its Affiliates in the provision of Customer Services: Celerion Inc., Charles River Laboratories International, Inc., Cognizant Technology Solutions Corporation, ICON plc, IQVIA Holdings Inc., Laboratory Corporation of America Holdings (including Covance Inc., Chiltern International Ltd. and Theorem Clinical Research), Mapi Developpement SAS, Medidata Solutions, Inc., Medpace, Inc., PAREXEL International Corporation, Pharm-Olam International, Pharmaceutical Product Development, Inc., Premier Research Group Ltd., PSI CRO AG, Syneos Health, Inc., Synteract, Inc., United BioSource Corporation, UnitedHealth Group Incorporated (including OptumHealth), Veeva Systems Inc., WorldWide Clinical Trials, Inc and ZS Associates, Inc.
For the purposes of this Appendix A, the term “Customer Services” means any product or service provided by the Company or any of its Affiliates to a third party for remuneration, (i) during the Employment Period or (ii) about which the Participant has material

2020 SIP EVP Options Form [5/2020]

knowledge and that the Participant knows the Company or any of its Affiliates will provide or has contracted to provide to third parties during the twelve (12) months following the Employment Period.
Ownership by the Participant of not more than one percent (1%) of the shares of any corporation having a class of equity securities actively traded on a national securities exchange shall not be deemed, in and of itself, to violate the prohibitions set forth in this Appendix A.
2.Non-Solicitation of Clients. The Participant may not, during the Employment Period and for a period of twelve (12) months after the Participant’s Termination, directly or indirectly, whether as owner, manager, officer, director, employee, consultant or otherwise, solicit the business of, or accept business from, any Customer (as defined below) of the Company or any of its Affiliates at the Participant’s Termination, unless the business being solicited or accepted is not in competition with or substantially similar to the business of the Company or any of its Affiliates. For the purposes of this paragraph, “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom the Participant has acquired material information based on employment with the Company or any of its Affiliates and as to whom the Participant has been informed that the Company or any of its Affiliates provides or will provide services.
3.Non-Solicitation of Employees. The Participant may not, during the Employment Period and for a period of twelve (12) months after the Participant’s Termination, directly or indirectly, solicit or induce (or attempt to solicit or induce) to leave the employ of the Company or any of its Affiliates, for any reason whatsoever, any person employed by the Company or any of its Affiliates at the time of the act of solicitation or inducement, including by (i) identifying for any third party employees of the Company or any of its Affiliates who have special knowledge concerning the Company’s or any of its Affiliates’ processes, methods or confidential affairs or (ii) commenting about the quality of work, special knowledge, compensation, skills or personal characteristics of any employee of the Company or any of its Affiliates to any third party.
4.Miscellaneous.
(a)     The Participant specifically acknowledges and agrees that the provisions of this Appendix A are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that the Participant desires to agree to the provisions of this Appendix A. In the event that any of the provisions of this Appendix A should ever be held to exceed the time, scope or geographic limitations permitted by Applicable Laws, it is the intention of the parties that such provision be reformed to reflect the maximum time, scope and geographic limitations that are permitted by Applicable Law.
(b)    The Participant acknowledges and agrees that, owing to the special, unique and extraordinary nature of the matters covered by this Appendix A, in the event of any breach or threatened breach by the Participant of any of the provisions hereof, the Company or any of its Affiliates would suffer substantial and irreparable injury, which could not be fully compensated by monetary award alone, and the Company and its Affiliates would not have

2020 SIP EVP Options Form [5/2020]

adequate remedy at law. Therefore, the Participant agrees that, in such event, the Company or any of its Affiliates will be entitled to seek temporary and/or permanent injunctive relief against the Participant, without the necessity of proving actual damages or of posting bond to enforce any of the provisions of this Appendix A, and the Participant hereby waives the defenses, claims, or arguments that the matters are not special, unique, and extraordinary, that the Company or any such Affiliate must prove actual damages, and that the Company or such Affiliate has an adequate remedy at law. In addition, the Participant shall pay to the Company or such Affiliate and the Company or such Affiliate shall be awarded the reasonable attorney’s fees and costs incurred by such entity as a result of the Participant’s breach of the Participant’s obligations in this Appendix A.
(c)    The rights and remedies described in this Appendix A are cumulative and are in addition to, and not in lieu of, any other rights and remedies otherwise available under the Grant Notice and the Option Agreement, or at law or in equity, including, but not limited to, monetary damages.
(d)    Notwithstanding any other provision of the Grant Notice and the Option Agreement, in the event of any breach by the Participant of any of the provisions of this Appendix A, all obligations and liabilities of the Company under the Grant Notice and the Option Agreement shall immediately terminate and be extinguished. Further, in the event of any breach by the Participant of any of the provisions of this Appendix A, the restrictive time periods set forth herein do not include any period of violation or period of time required for litigation to enforce the Grant Notice and the Option Agreement.
(e)    In the event the Company has a reasonable basis to believe that the Participant may be in breach of any of the provisions of this Appendix A, the Company may suspend its obligations to the Participant under the Grant Notice and the Option Agreement until such time as the Participant provides the Company with (i) an undertaking to comply with the provisions of this Appendix A and (ii) an affidavit of compliance with the provisions of this Appendix A, both in a form reasonably specified by the Company.
(f)    The Participant agrees to inform the Company of the name and address of any employer(s), as well as the Participant’s job title and duties with each employer that the Participant may have or any business with which the Participant may be involved, directly or indirectly, within the Non-competition Period.
(g)    The Company shall have the right to disclose the Grant Notice and the Option Agreement or its contents to any of the Participant’s future employers for the purpose of providing notice of the post-employment restrictions contained herein. The Company will provide the Participant with written notice if and when the Company discloses the existence of the Grant Notice and the Option Agreement to any future employer.

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2020 SIP EVP Options Form [5/2020]

2020 SIP EVP Options Form [5/2020]